UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 24, 2005

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA  20170
(Address of Principal Executive Offices) (Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 24, 2005, the Board of Directors of GigaBeam Corpoation (the “Company”) appointed Leighton J. Stephenson as the Company’s Chief Financial Officer and Vice President of Finance and Administration, effective as of June 29, 2005.

Mr. Stephenson is an industry executive with more than 25 years experience in senior management positions in both public and private companies. For the two years prior to joining GigaBeam, Mr. Stephenson has acted as a financial consultant, including for the financial consulting firms of Jefferson Wells Inc., from March 2005 until today, and Sirius Solutions, from July 2004 to February 2005, where he served as a contract-basis chief financial officer and oversaw various financial projects, such as merger and acquisition due diligence and Sarbanes-Oxley compliance evaluations and documentation, for various of the firms’ clients. Prior thereto, Mr. Stephenson served, from September 2000 to April 2003, as Chief Financial Officer and Vice President, Finance and Administration for P-Com, Inc., a worldwide supplier of broadband wireless systems, and, from 1993 to 2000, as Chief Financial Officer, Treasurer and Secretary of Vallen Corporation, a Texas-based company engaged in the manufacture and distribution of industrial safety products and related services throughout North America. He also has significant experience in other telecom areas, including the cable television industry. Mr. Stephenson earned a B.S. degree in accounting from Louisiana State University and an M.B.A. in finance from Pepperdine University and is a CPA.

The Board has approved an initial annual salary of $175,000 per year for Mr. Stephenson and he will be eligible to receive an incentive bonus upon meeting certain goals to be established by the Company. The Board has also granted Mr. Stephenson a ten-year non-qualified stock option to purchase 65,000 shares of the Company’s common stock at $7.00 per share. The option will vest at the rate of 33-1/3% per year commencing June 29, 2006. In addition, the Company will pay up to $10,000 of Mr. Stephenson’s relocation expenses from Colorado to Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date: June 24, 2005	By:	/s/Caroline Baldwin Kahl
Caroline Baldwin Kahl
Vice President and Corporate Counsel